Exhibit 99.2

Contact:	Brett S. Perryman
Affiliated Managers Group, Inc.
(617) 747-3300
ir@amg.com

Patrick Lynch
Chicago Equity Partners, LLC
(312) 629-8200

AMG to Make Investment in Chicago Equity Partners

Boston, MA, October 25, 2006 — Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, and Chicago Equity Partners, LLC (“CEP”), have reached a definitive agreement for AMG to acquire a majority equity interest in CEP.  After the closing of the transaction, the management partners of CEP will continue to hold a substantial portion of the equity of the business and continue to direct its day-to-day operations.

CEP is a highly regarded institutional money manager with over $11.4 billion in assets under management.  The firm utilizes a systematic investment process and offers a broad range of U.S. equity and fixed income products.  CEP strives to generate superior long-term risk adjusted returns through disciplined stock selection and portfolio construction.  The firm’s client base includes over 120 institutional investors, including public funds, corporations, endowments and foundations, Taft-Hartley plan sponsors and certain mutual fund advisers.

CEP’s five senior partners, Chairman James D. Miller, President Patrick C. Lynch, Chief Investment Officer David C. Coughenour, and Managing Directors Robert H. Kramer and David P. Johnsen, have worked together since founding the business in 1989.  CEP has a highly experienced investment team comprised of five quantitative research specialists, ten portfolio managers, and four traders.  The firm has forty-nine employees overall.

The firm has generated a track record of strong investment performance.  CEP’s flagship Large Cap Core portfolio has outperformed the S&P 500 since inception and for the one-, three-, five-, and ten-year periods ending as of September 30, 2006.

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AMG to Make Investment in Chicago Equity Partners
October 25, 2006

“We are very pleased to partner with the outstanding team at Chicago Equity Partners,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “CEP’s deep and experienced management team, entrepreneurial culture, and strong relationships with a wide range of institutional investors position the firm for continued success.  CEP has a strong growth record, with excellent near- and long-term investment performance and superior client service that has generated compound annual growth in assets under management of 27% since 2002, including over $3 billion in net client cash flows.”

Seth W. Brennan, Executive Vice President in charge of New Investments, stated, “We look forward to working with our new partners at Chicago Equity Partners.  Using their proven quantitative approach and disciplined research process, CEP has created a highly diversified set of investment products that include offerings across multiple capitalization sectors and investment styles.”  Mr. Brennan continued, “In addition to bringing an excellent track record and prospects for strong future growth, Chicago Equity Partners broadens AMG’s participation in the fast-growing area of quantitative investment strategies.”

“By partnering with AMG, we are achieving goals that were paramount to our team — delivering superior products and services to our clients while preserving the operating autonomy and culture of our firm, and successfully addressing our succession planning needs,” stated James Miller, Chairman of CEP.

“AMG’s unique transaction structure enables our management team to retain significant equity ownership, while also providing the next generation of our leaders with meaningful equity stakes.  This creates a powerful incentive for future growth while still offering operational independence,” said Patrick Lynch, President of CEP.  “We have had a long and successful relationship with AMG as a subadvisor to two of its Managers Funds mutual funds, and we look forward to this expanded partnership.”

AMG will hold approximately a 60% interest in CEP.  The remaining approximately 40% of the business will be held by a broad group of nine key professionals, including the five founding partners.  The terms of the transaction, which is expected to close upon receipt of customary approvals, were not disclosed.  Upon completion of the transaction, CEP’s business will remain unchanged.  The firm’s nine partners have entered into long-term employment agreements with the firm and AMG.

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates.  AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while

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AMG to Make Investment in Chicago Equity Partners
October 25, 2006

maintaining operating autonomy.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  Pro forma for the pending investment in CEP, AMG’s affiliated investment management firms managed approximately $222 billion in assets at September 30, 2006.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2005.

A teleconference will be held with AMG’s management at 11:00 a.m. Eastern time today to discuss the transaction, along with AMG’s financial and operating results for the third quarter and nine months ended September 30, 2006.  Parties interested in listening to the teleconference should dial 1-800-240-5318 (domestic calls) or 1-303-262-2052 (international calls) starting at 10:45 a.m. Eastern time.  Those wishing to listen to the teleconference should dial the appropriate number at least ten minutes before the call begins.  The teleconference will be available for replay approximately one hour after the conclusion of the call.  To access the replay, please dial 1-800-405-2236 (domestic calls) or 1-303-590-3000 (international calls), pass code 11073618.  The live call and replay of the session can also be accessed via the Web at www.amg.com.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.